FOR IMMEDIATE RELEASE
AMB PROPERTY CORPORATION ANNOUNCES THIRD QUARTER
2005 RESULTS
Core operations reflect strong occupancy; future growth supported by nearly
$1 billion global development pipeline
SAN FRANCISCO, October 11, 2005 — AMB Property Corporation (NYSE:AMB), a leading global developer and owner of industrial real estate, today reported third quarter and year-to-date 2005 earnings per share (EPS) of $0.31 and $1.27, respectively. As a result of the timing of gain recognition in connection with the sale of an operating property in the quarter, EPS was $0.04 below the midpoint of the company’s guidance of $0.34 to $0.36 for the quarter. The majority of the deferred gain is expected to be realized and included in the company’s 2006 EPS results.
Third quarter 2005 EPS decreased 11.4% from EPS of $0.35 in the same period of 2004, primarily reflecting the impact of higher lease termination fees received in 2004. In the first nine months of 2005, EPS increased 74.0% over the comparable period of 2004, primarily driven by development, contribution and disposition gains.
Operating Results
AMB’s industrial operating portfolio was 94.6% occupied at both September 30, 2005 and September 30, 2004, an increase of ten basis points from June 30, 2005. Based on preliminary data provided by Torto Wheaton Research (TWR), AMB estimates that U.S. industrial vacancy at the end of the third quarter was 10.0%, representing a 40 basis point improvement in occupancy rates from the prior quarter — the sixth consecutive quarter of improvement nationally.
Reflecting the decrease in industrial rents nationally from their peak levels in 2000-2001, rents on lease renewals and rollovers in AMB’s operating portfolio declined 7.6% in the third quarter 2005, an improvement from declines of 14.6% in the prior quarter and 13.2% in the third quarter of 2004. Cash-basis same store net operating income (NOI) decreased 4.5% in the third quarter of 2005, reflecting the receipt of $5.0 million in same store lease termination fees in the quarter ended September 30, 2004, versus approximately $0.1 million in the quarter ended September 30, 2005.
Hamid R. Moghadam, AMB’s chairman and CEO, said, “The key drivers of demand for industrial real estate continue their positive trend. The Production and New Orders components of the ISM Index are at their highest levels since July 2004. Despite high energy prices, year-over-year shipping volumes have increased approximately 10% and international air cargo volumes are up more than 3%, a demonstration of the power of global trade. These factors contributed to the estimated 90 million square feet of national industrial space absorption in the third quarter — the highest level of quarterly absorption in the last five years. At this level, industrial real estate markets are approaching equilibrium for supply and demand, somewhat ahead of our earlier expectations, spurring rent growth in many of our key markets.”

Investment Activity
During the third quarter, the company began development on eight new distribution facilities in Canada, the U.S. and four countries in Europe. The projects are expected to comprise approximately 2.0 million square feet of space with a total expected investment amount of $162.9 million. AMB’s development and renovation pipeline now totals 39 projects of approximately 9.7 million square feet globally with an estimated total investment of $923.3 million. These projects are scheduled for delivery through the first quarter of 2008. The pipeline is 67% funded to date.
AMB placed three industrial development projects into operation in the third quarter of 2005. The buildings, held as part of the company’s investment portfolio, total approximately 1.1 million square feet and were completed for an aggregate investment of approximately $41.4 million. The new distribution facilities are 100% leased and are located in southern California’s Inland Empire and Miami, Florida.
The company completed two additional development projects in the quarter and made them available for sale to third parties or for contribution to private capital funds. Located in Mexico City and northern New Jersey, the buildings total approximately 1.2 million square feet and have an estimated total investment of $82.7 million. Year to date, AMB has sold or contributed eight development properties generating net gains to the company of approximately $16.2 million.
During the third quarter, AMB acquired 1.8 million square feet of distribution facilities in eight buildings with a total acquisition cost of approximately $158.5 million. The properties expand AMB’s customer offerings in major distribution hubs in the U.S., Japan and Europe.
W. Blake Baird, AMB’s president, said, “We are rapidly expanding our global platform to serve distribution customers in markets essential to trade. This quarter, we entered Brussels and Rotterdam. In addition, we secured a land position to enter Milan with an expected 1.3 million square foot multi-phase development. Our land positions globally can now support approximately 23 million square feet of future development beyond our $923 million pipeline of development currently under way.”
As part of its expansion into Canada, AMB acquired an approximate 5% interest in IAT Air Cargo Facilities Income Fund (IAT), a Canadian income trust specializing in aviation-related real estate at Canada’s leading international airports. AMB has also acquired the management company which provides property management, leasing and development services for IAT’s 1.3 million square foot portfolio.
During the third quarter, AMB completed opportunistic sales of six operating properties which no longer fit the company’s property type or submarket focus, including the last of the company’s shopping center assets. The buildings comprised approximately 645,000 square feet and totaled approximately $76.8 million in gross disposition proceeds.
Private Capital Financing
Subsequent to the end of the third quarter, AMB Institutional Alliance Fund III closed on an additional $20 million of third party equity. Fund III, the company’s open-end commingled fund,

had its initial closing in the fourth quarter of 2004 and has thus far raised $251 million in third-party equity. The Fund invests in operating and renovation properties in the U.S. and had investments in real estate of $672.9 million at September 30, 2005.
Supplemental Earnings Measure
AMB reports funds from operations per fully diluted share and unit (FFOPS) in accordance with the standards established by NAREIT. Third quarter 2005 FFOPS was $0.50, at the top end of the company’s guidance of $0.48 to $0.50 per share. A year ago, third quarter FFOPS was $0.61; FFOPS for the first nine months of 2005 was $1.59 compared with $1.68 in the same period of 2004. The 2004 results benefited from the receipt of $8.1 million in lease termination fees.
Included in the footnotes to the company’s attached financial statements is a discussion of why management believes FFO is a useful supplemental measure of operating performance, of ways in which investors might use FFO when assessing the company’s financial performance, and of FFO’s limitations as a measurement tool. A reconciliation from net income to funds from operations is provided in the attached tables and published in AMB’s quarterly supplemental analyst package, available on the company’s website at www.amb.com.
Conference Call and Supplemental Information
The company will host a conference call to discuss the quarterly results on Wednesday, October 12, 2005 at 1:00 PM EDT/10:00 AM PDT. The live broadcast of the call can be accessed by dialing +1 877 447 8218 or +1 706 643 7823 and using reservation code 9566985; the live webcast can be accessed through a link on the company’s website at www.amb.com. Replays of both the telephone and webcast formats of the call will be available from 12:00 PM PDT on October 12, 2005 through 5:00 PM PDT Friday, November 11, 2005. The telephone replay can be accessed by dialing +1 800 642 1687 or +1 706 645 9291 and using reservation code 9566985; the webcast can be accessed through a link on the company’s website at www.amb.com.
In addition, the company will post a summary of the guidance given on the call and a supplement detailing the components of net asset value to the Investor Information portion of its website on Friday, October 14, 2005 by 5:00 PM PDT.
AMB Property Corporation. Local partner to global trade.™
AMB Property Corporation is a leading owner and operator of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of September 30, 2005 AMB owned, managed and had renovation and development projects totaling 118.0 million square feet (11.0 million square meters) and 1,109 buildings in 40 markets within ten countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities — industrial properties built for speed and located near airports, seaports and ground transportation systems.
AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at 1-877-285-3111.

Some of the information included in this report contains forward-looking statements, such as those related to the company’s interpretation of trends regarding national and portfolio industrial space absorption; the total expected investment in acquisitions; the timing of sales and contributions of properties; size and timing of deliveries and total investment in development projects; and use of private capital funds for planned investment activity which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Business Risks” and elsewhere in our most recent annual report on Form 10-K for the year ended December 31, 2004.
AMB CONTACTS
Margan Mitchell
Vice President, Corporate Communications
Direct     +1 415 733 9477
Email     mmitchell@amb.com
Evaleen G. Andamo
Director, Investor Relations
Direct     +1 415 733 9565
Email     eandamo@amb.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	As of
	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
Assets
Investments in real estate:
Total investments in properties	$6,898,824	$6,680,432	$6,608,737	$6,526,144
Accumulated depreciation	(721,892)	(683,679)	(652,085)	(615,646)

Net investments in properties	6,176,932	5,996,753	5,956,652	5,910,498
Investments in unconsolidated joint ventures	115,624	121,000	105,127	55,166
Properties held for contribution, net	80,245	—	—	—
Properties held for divestiture, net	45,742	75,472	49,455	87,340

Net investments in real estate	6,418,543	6,193,225	6,111,234	6,053,004
Cash and cash equivalents	162,437	169,471	215,068	146,593
Mortgages and loans receivable	21,652	21,682	21,710	13,738
Accounts receivable, net	158,000	173,360	135,768	109,028
Other assets	75,605	66,633	71,304	64,580

Total assets	$6,836,237	$6,624,371	$6,555,084	$6,386,943

Liabilities and Stockholders’ Equity
Secured debt	$2,051,480	$1,843,861	$1,915,702	$1,892,524
Unsecured senior debt securities	1,003,940	1,003,940	1,003,940	1,003,940
Unsecured debt	24,175	8,710	8,869	9,028
Unsecured credit facilities	472,291	549,397	422,616	351,699
Accounts payable and other liabilities	262,425	242,944	258,159	262,286

Total liabilities	3,814,311	3,648,852	3,609,286	3,519,477
Minority interests:
Joint venture partners	933,262	906,527	884,188	828,622
Preferred unitholders	278,378	278,378	278,378	278,378
Limited partnership unitholders	86,719	89,601	89,377	89,326

Total minority interests	1,298,359	1,274,506	1,251,943	1,196,326
Stockholders’ equity:
Common stock	1,620,363	1,597,809	1,590,651	1,567,936
Preferred stock	103,204	103,204	103,204	103,204

Total stockholders’ equity	1,723,567	1,701,013	1,693,855	1,671,140

Total liabilities and stockholders’ equity	$6,836,237	$6,624,371	$6,555,084	$6,386,943

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)

	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues
Rental revenues	$169,658	$165,063	$505,030	$470,751
Private capital income	5,764	2,726	12,520	8,077

Total revenues	175,422	167,789	517,550	478,828

Costs and expenses
Property operating costs	(43,646)	(41,226)	(130,842)	(120,849)
Depreciation and amortization	(44,471)	(39,488)	(132,294)	(112,362)
General and administrative	(19,665)	(15,656)	(57,070)	(44,869)
Fund costs	(329)	(78)	(1,073)	(737)

Total costs and expenses	(108,111)	(96,448)	(321,279)	(278,817)

Operating income	67,311	71,341	196,271	200,011

Other income and expenses
Equity in earnings of unconsolidated joint ventures	1,529	603	9,959	3,256
Other income and expenses, net	2,897	1,253	3,224	3,219
Gains from dispositions of real estate	—	—	18,923	—
Development profits, net of taxes	398	1,521	20,322	4,756
Interest expense, including amortization	(40,760)	(40,287)	(122,345)	(119,309)

Total other income and expenses	(35,936)	(36,910)	(69,917)	(108,078)

Income before minority interests and discontinued operations	31,375	34,431	126,354	91,933

Minority interests’ share of income:
Joint venture partners’ share of income	(10,902)	(9,958)	(33,070)	(27,811)
Joint venture partners’ share of development profits	(21)	(145)	(10,136)	(894)
Preferred unitholders	(5,368)	(4,942)	(16,104)	(14,766)
Limited partnership unitholders	(636)	(846)	(1,713)	(2,099)

Total minority interests’ share of income	(16,927)	(15,891)	(61,023)	(45,570)

Income from continuing operations	14,448	18,540	65,331	46,363

Discontinued operations:
Income attributable to discontinued operations, net of minority interests	290	3,059	3,620	8,849
Gain from disposition of real estate, net of minority interests	14,330	10,450	47,673	12,325

Total discontinued operations	14,620	13,509	51,293	21,174

Net income	29,068	32,049	116,624	67,537
Preferred stock dividends	(1,783)	(1,783)	(5,349)	(5,349)

Net income available to common stockholders	$27,285	$30,266	$111,275	$62,188

Net income per common share (diluted)	$0.31	$0.35	$1.27	$0.73

Weighted average common shares (diluted)	88,373,479	85,395,787	87,424,751	85,012,460

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS(1)
(dollars in thousands, except share data)
	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income	$29,068	$32,049	$116,624	$67,537
Gains from disposition of real estate, net of minority interests	(14,330)	(10,450)	(66,596)	(12,325)
Depreciation and amortization:
Total depreciation and amortization	44,471	39,488	132,294	112,362
Discontinued operations’ depreciation	239	3,136	1,468	10,369
Non-real estate depreciation	(892)	(172)	(2,439)	(508)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (Net income)	10,902	9,958	33,070	27,811
Limited partnership unitholders’ minority interests (Net income)	636	846	1,713	2,099
Limited partnership unitholders’ minority interests (Development profits)	16	79	568	222
Discontinued operations’ minority interests (Net income)	22	2,728	611	4,150
FFO attributable to minority interests	(24,944)	(22,193)	(72,634)	(58,172)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(1,529)	(603)	(9,959)	(3,256)
AMB’s share of FFO	4,592	1,661	11,808	6,089
AMB’s share of development profits, net of taxes	—	—	5,441	—
Preferred stock dividends	(1,783)	(1,783)	(5,349)	(5,349)

Funds from operations	$46,468	$54,744	$146,620	$151,029

FFO per common share and unit (diluted)	$0.50	$0.61	$1.59	$1.68

Weighted average common shares and units (diluted)	93,034,016	90,146,245	92,121,224	89,764,633

(1) Funds From Operations (“FFO”). The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, as defined by NAREIT, to be a useful supplemental measure of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges. The Company believes that FFO, as defined by NAREIT, is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to the Company’s real estate assets nor is FFO necessarily indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.